                                                                  Exhibit (h)(2)

                     TRANSFER AGENCY AND SERVICE AGREEMENT


     AGREEMENT made as of the 1st day of May, 2000, by and between BOSTON ADVISORS TRUST, a Massachusetts business trust having its principal office and place of business at 100 Federal Street, Boston, Massachusetts 02110 (the "Trust"), and ADVEST TRANSFER SERVICES, INC. ("ATS"), a Delaware corporation having its principal office and place of business at 90 State House Square, Hartford, CT 06103.

                             W I T N E S S E T H:

     WHEREAS, Boston Advisors Cash Reserves Money Market Fund, Boston Advisors U.S. Government Money Market Fund and Boston Advisors Tax Free Money Market Fund (singly a "Fund" and collectively, the "Funds") are each separate series of the Trust, an open-ended management investment company registered as such with the Securities and Exchange Commission (the "SEC") pursuant to the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust desires to appoint ATS as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and ATS desires to accept such appointment;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1.  Terms of Appointment; Duties of ATS

     1.01. Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints ATS to act as, and ATS agrees to act as, transfer agent for the Trust's authorized and issued shares of beneficial interest without par value ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Trust ("Shareholders") and set out in the prospectus and statement of additional information of the Trust corresponding to the date of this Agreement.

     1.02.  ATS agrees that it will perform the following services:

            (a) In accordance with procedures established from time to time by agreement between the Trust and ATS, ATS shall:

     (i) receive for acceptance and processing, orders for the purchase of Shares, and payment therefor, and promptly deliver payment and appropriate documentation therefor to the custodian of the Trust authorized pursuant to the Trust's governing documents (the "Custodian");

     (ii) pursuant to purchase orders or other appropriate instructions, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account, and, if requested and properly authorized, issue appropriate certificates therefor;

     (iii) receive for acceptance and processing, redemption requests and redemption directions, and deliver the appropriate documentation therefor to the Custodian;

     (iv) at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

     (v) effect transfers of Shares by the registered owners thereof upon receipt of appropriate documentation;

     (vi) prepare and transmit payments for dividends (if any) and distributions declared by the Trust; and

     (vii) maintain records of account for and advise the Trust and its Shareholders as to the foregoing.

         (b) In addition to and not in lieu of the services set forth in paragraph (a) above, ATS shall perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to (i) maintaining all Shareholder accounts, (ii) preparing Shareholder meeting lists, (iii) mailing proxies, (iv) receiving and tabulating proxies, (v) mailing Shareholder reports and prospectuses and, if requested, statements of additional information to current Shareholders, (vi) withholding taxes on U.S. residents and non-resident alien accounts where applicable, (vii) preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all registered Shareholders, (viii) preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, (ix) preparing and mailing activity statements for Shareholders, and (x) providing Shareholder account information. The Trust shall provide ATS with any information required in connection with the furnishing of the foregoing services.

         (c) Procedures applicable to the services provided under this Agreement may be established from time to time by agreement between the Trust and ATS.

Article 2.  Fees and Expenses

     2.01. For performance by ATS pursuant to this Agreement, the Trust agrees to pay ATS an annual maintenance fee for each Shareholder account as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.02. below may be changed from time to time subject to mutual written agreement between the Trust and ATS.

     2.02. In addition to the fee paid pursuant to Section 2.01. above, the Trust agrees to reimburse ATS for out of pocket expenses or advances incurred by ATS for the items set out in the fee schedule attached hereto. Reimbursable expenses include but are not limited to postage, forms, telephone, microfilm and microfiche In addition, any other expenses incurred by ATS at the request or with the consent of the Trust will be reimbursed by the Trust.

     2.03. The Trust agrees to pay all fees and reimbursable expenses promptly; the terms, method and procedures for which are detailed on the attached fee schedule. Reimbursable expenses include but are not limited to postage, forms, telephone, microfilm, microfiche, and expenses incurred at the specific direction of the Trust.

Article 3.  Representations and Warranties of ATS

     ATS represents and warrants to the Trust that:

     3.01. It is a corporation duly organized and existing and in good standing under the laws of Delaware.

     3.02. It is duly qualified to carry on its business in all jurisdictions where such qualification is required.

     3.03. It is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement.

     3.04. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     3.05. It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

     3.06. It is and will continue to be registered with the Securities and Exchange Commission as a transfer agent in accordance with Section 17A(c) and
(d) of the Securities Exchange Act of 1934 and the rules thereunder.

Article 4.  Representations and Warranties of the Trust

     The Trust represents and warrants to ATS that:

     4.01. It is an unincorporated business trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

     4.02. It is empowered under applicable laws and by its governing documents to enter into and perform this Agreement.

     4.03. All proceedings required by said governing documents have been taken to authorize it to enter into and perform this agreement.

     4.04. It is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act").

     4.05. A registration statement under the Securities Act of 1933 is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made with respect to all Shares of the Trust being offered for sale; information to the contrary will result in immediate notification to ATS.

Article 5. Indemnification

     5.01. ATS shall not be responsible for, and the Trust shall indemnify and hold ATS harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

             (a) all actions of ATS or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

             (b) the Trust's refusal or failure to comply with the terms of this Agreement, or the Trust's lack of good faith, negligence or willful misconduct, or the breach of any representation or warranty of the Trust hereunder;

             (c) the reliance on or use by ATS or its agents or subcontractors of information, records or documents which (i) are received by ATS or its agents or subcontractors and furnished to it by or on behalf of the Trust, and (ii) have been prepared and/or maintained by the Trust or any other person or firm (other than ATS or its agents or subcontractors) on behalf of the Trust;

             (d) the reliance on, or the carrying out by ATS or its agents or subcontractors of, any instructions or requests of the Trust's representatives; or

             (e) the offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state, or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

     5.02. ATS shall indemnify and hold the Trust harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to ATS's refusal or failure to comply with the terms of this Agreement, or ATS's lack of good faith, negligence or willful misconduct, or the breach of any representation or warranty of ATS hereunder.

     5.03. At any time ATS may apply to any officer of the Trust designated by the President of the Trust in a written notice to ATS for instructions, and may consult with the Trust's legal counsel with respect to any matter arising in connection with the services to be performed by ATS under this Agreement, and ATS and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. ATS, its agents and subcontractors shall be protected and indemnified in acting upon any papers or documents furnished by or on behalf of the Trust, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instructions, information, data, reports or documents provided ATS or its agents or subcontractors by telephone, in person, or by machine readable input, telex, CRT data entry or other similar means authorized by the Trust., and ATS, its agents and subcontractors shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Trust. ATS, its agents and subcontractors shall also be protected and indemnified in recognizing Share certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Trust, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co- registrar.

     5.04. In the event either party is unable to perform its obligations under this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes.

     5.05. Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

     5.06.  In order that the indemnification provisions contained in this
Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 6. Covenants of the Trust and ATS

     6.01.  The Trust shall promptly furnish to ATS the following:

             (a) A certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of ATS and the execution and delivery of this Agreement.

             (b) A copy of the Declaration of Trust and Bylaws of the Trust and all amendments thereto.

     6.02. ATS hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of Share certificates (if any), check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices. Promptly after the date of this agreement ATS will notify the Trust of such procedures it has established and, from time to time thereafter, ATS will notify the Trust of any change in such procedures. Any procedures specified in such notifications will be deemed accepted by the Trust unless the Trust delivers notice to ATS to the contrary (such notice delivered by the Trust to specify the respects in which such procedures are not acceptable).

     6.03. ATS shall keep records relating to the services to be performed hereunder in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act, and the rules and regulations promulgated thereunder, ATS agrees that all such records prepared or maintained by ATS relating to the services to be performed by ATS hereunder are the property of the Trust and will be preserved, maintained at the expense of the Trust and made available in accordance with such section, rules and regulations, and will be surrendered promptly to the Trust at its request. ATS hereby agrees that it will not use or employ, or permit any other person or entity within its control to use or employ, any such books, records, information or data for any purpose not authorized by the Board of Trustees of the Trust. ATS acknowledges that its services under this Agreement (including, without limitation, the mailing of any shareholder communications) are subject to the direction of the Trust and agrees that it will accept direction only from the President of the Trust, or from other persons designated in writing by the President of the Trust or authorized by action of the Board of Trustees.

     6.04 ATS and the Trust agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except to that party's directors, trustees, officers, employees, legal counsel, accountants, administrator, custodian or other consultants or service providers that need this confidential information to perform their duties to that party and as may be required by law.

     6.05. In case of any requests or demands for the inspection of the Shareholder records of the Trust, ATS will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. ATS reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person, unless the Trust indemnifies ATS to its reasonable satisfaction against such liability.
ATS will make all reasonable efforts to consult with an authorized officer of the Trust personnel and obtain such indemnification prior to any such disclosure.

Article 7. Termination of Agreement

     7.01. This Agreement shall become effective on the date hereof. Unless terminated as herein provided, this Agreement shall remain in full force and effectfor two years from the date hereof until April 30, 2002 and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is approved (i) by either the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust, and, in either event, (ii) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

     7.02. This Agreement may be terminated at any time without the payment of any penalty by vote of the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust or by ATS, on sixty days' written notice to the other party.

Article 8. Assignment

     8.01. Except as provided in Section 8.03. below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

     8.02. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

     8.03. ATS may, without further consent on the part of the Trust, subcontract for the performance hereof with any ATS affiliate duly registered as a transfer agent, provided, however, that ATS shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it is for its own acts and omissions.

Article 9.  Amendment

     9.01. This Agreement may be amended or modified by a written agreement executed by both parties.

Article 10.  Massachusetts Law to Apply

     10.01. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

Article 11.  Merger of Agreement

     11.01. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

Article 12.  Limitation of Liability

     12.01. A copy of the Declaration of Trust of the Trust is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as trustees and not individually and that the obligations of this Agreement are not binding upon the Trustees or holders of Shares individually but are binding only upon the assets or property of the Trust. No Fund will be liable for the obligations incurred by any other Fund under this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.


                                    BOSTON ADVISORS TRUST



                                    By_____________________________
                                    Michael J. Vogelzang
                                    President
Attest:

_________________________
Susan C. Mosher
Secretary

                                    ADVEST TRANSFER SERVICES, INC.


                                    By_____________________________

                                    President
Attest:

_________________________

Secretary

                        ADVEST TRANSFER SERVICES, INC.

                        Fee Information for Services as
                 Plan, Transfer and Dividend Disbursing Agent
                             Initial Fee Schedule

                             BOSTON ADVISORS TRUST

________________________________________________________________________________
________

General

     Fees are based on an annual per shareholder account charge for account maintenance plus out-of-pocket expenses. Annual maintenance charges for the Trust are given below.

Annual Maintenance Charges

     The annual maintenance charge includes the processing of all transactions and correspondence. The fee is billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes. The annual per account fee includes the processing of an unlimited number of dividend distributions and share transactions.

          Basic annual per account fee             $20.00


Out-of-Pocket Expenses

     Out-of-Pocket expenses include but are not limited to: postage, forms, telephone, microfilm, microfiche, and expenses incurred at the specific direction of the Trust.

Payment

     The above fees will be charged against the Trust's custodian checking account five (5) days after the invoice is mailed to the Trust's offices.


BOSTON ADVISORS TRUST                   ADVEST TRANSFER SERVICES, INC.



By:__________________________                By:___________________________
     Michael J. Vogelzang
     President                               President